414 Union Street, Suite 1800

Nashville, Tennessee 37219

Telephone: 615-248-2125

Fax: 615-248-2126

Exhibit 16.1

May 21, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 18, 2009, to be filed by our former client, National HealthCare Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

cc:

Lawrence Tucker, Audit Committee Chair

Donald Daniel, Senior Vice President and Controller